Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-173037

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 23, 2012)

MCJUNKIN RED MAN CORPORATION

$1,050,000,000

9.50% Senior Secured Notes due December 15, 2016

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 9, 2012. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 23, 2012, with respect to the 9.50% Senior Secured Notes due December 15, 2016, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

GOLDMAN, SACHS & CO.

November 9, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2012

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35479	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 9, 2012, MRC Global Inc. (the “Company”) issued a press release announcing that PVF Holdings LLC, the Company’s majority stockholder, has increased the size of its offering of the Company’s common stock from 17 million to 20 million shares and has agreed to sell these shares at a price of $22.00 per share in a registered underwritten public offering.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1        Press release dated November 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2012

MRC GLOBAL INC.

By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated November 9, 2012

Exhibit 99.1

Contacts: James E. Braun, EVP & Chief Financial Officer MRC Global Inc. Jim.Braun@mrcpvf.com 832-308-2845

Ken Dennard, Managing Partner DRG&L ksdennard@drg-l.com 713-529-6600

MRC GLOBAL INC. UPSIZES AND PRICES PUBLIC OFFERING

OF COMMON STOCK BY SELLING STOCKHOLDER

HOUSTON, TX – NOVEMBER 9, 2012 – MRC Global Inc. (NYSE:MRC) announced today that PVF Holdings LLC, the company’s majority stockholder, has increased the size of its offering of the company’s common stock from 17 million to 20 million shares and has agreed to sell these shares at a price of $22.00 per share in a registered underwritten public offering. PVF Holdings LLC has granted the underwriters a 30-day option to purchase up to an aggregate of 3 million additional shares. The company will not receive any of the proceeds of the offering.

Goldman, Sachs & Co. and Barclays are serving as joint-bookrunning managers for the offering. BofA Merrill Lynch, Baird and Wells Fargo Securities are serving as lead managers. Stephens Inc., Raymond James, KeyBanc Capital Markets and William Blair are serving as co-managers.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from:

Goldman, Sachs & Co.

Attn: Prospectus Department

200 West Street, New York, NY 10282

Telephone: 866-471-2526

Email: prospectus-ny@ny.email.gs.com

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, NY 11717

Telephone: 888-603-5847

Email: barclaysprospectus@broadridge.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

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